Exhibit 99.1

InterCloud Announces 1-for-4 Reverse Stock Split

RED BANK, N.J., July 31, 2013 (GLOBE NEWSWIRE) -- InterCloud Systems, Inc., (OTCM:ICLD) (the "Company"), is pleased to announce that the Board of Directors of the Company has approved a one-for-four reverse stock split of its common stock. A majority of the stockholders of the Company previously approved the reverse split on May 15, 2013.

The Company has amended its certificate of incorporation to effectuate the reverse stock split, which will be effective for trading purposes at the open of trading today. As a result of the reverse stock split, every four shares of the Company's pre-split common stock will automatically be converted into one share of post-split common stock.

No fractional shares will be issued in connection with the reverse stock split. All shares of common stock held by a stockholder will be aggregated and each stockholder will be entitled to receive the number of whole shares resulting from the combined shares so aggregated. Any fractions resulting from the Reverse Split computation will be rounded up to the next whole share. Corporate Stock Transfer & Trust Company, LLC, the Company's transfer agent, will update the Company's records to reflect the change. Corporate Stock Transfer will provide instructions to stockholders relating to the issuance of book-entry evidence of ownership giving effect to the reverse split and to the issuance of new stock certificates. A "D" will be placed on the Company's ticker symbol for 20 trading days to indicate the completion of the reverse split.

About InterCloud Systems, Inc.:

InterCloud Systems, Inc. is a global single-source provider of value-added services for both corporate enterprises and service providers. The company offers cloud and managed services, professional consulting services and voice, data and optical solutions to assist its customers in meeting their changing technology demands. Its engineering, design, installation and maintenance services support the build-out and operation of some of the most advanced enterprise, fiber optic, Ethernet and wireless networks. Additional information regarding InterCloud may be found on the Company's website at www.intercloudsys.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not based on historical fact, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "could" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in the Company's annual, quarterly and other periodic public filings on record with the Securities and Exchange Commission.

CONTACT:  Lawrence Sands, Senior Vice President
                       561-988-1988